Exhibit 99.1

Targacept Reports Fourth Quarter and 2012 Financial Results

Winston-Salem, North Carolina, February 13, 2013 – Targacept, Inc. (NASDAQ: TRGT), a clinical-stage biopharmaceutical company developing novel NNR Therapeutics™, today reported its financial results for the fourth quarter and year ended December 31, 2012.

Targacept reported a net loss of $15.9 million for the fourth quarter of 2012, compared to a net loss of $9.8 million for the fourth quarter of 2011. For the year ended December 31, 2012, Targacept reported a net loss of $7.0 million, compared to a net loss of $8.5 million for 2011. As of December 31, 2012, cash and investments in marketable securities totaled $184.9 million.

“I’m excited to be part of Targacept and appreciate the opportunity to lead a company built on impressive science, with an exceptional and resilient team committed to developing innovative therapies that have the potential to make a real difference for patients,” said Dr. Stephen A. Hill, Targacept’s President and Chief Executive Officer. “We have a strong pipeline of Phase 2b programs representing three distinct nicotinic receptor mechanisms targeting areas where the unmet need is great and current therapies, where they exist at all, are limited. We are fortunate to have a capital base that will support our business needs through and beyond important clinical outcomes, any one of which could be transformative.”

Targacept is currently conducting two Phase 2b clinical trials. Enrollment remains ongoing for studies of TC-5619 as a treatment for negative symptoms and cognitive dysfunction in schizophrenia and AZD3480 as a treatment for mild to moderate Alzheimer’s disease. In addition, Targacept plans to initiate a Phase 2b study of TC-5214 as a treatment for overactive bladder in the first half of 2013.

Financial Results

Targacept reported a net loss of $15.9 million for the fourth quarter of 2012, compared to a net loss of $9.8 million for the fourth quarter of 2011. The higher net loss for the 2012 period was primarily due to a decrease of $18.4 million in deferred revenue recognition and $1.4 million in charges related to a workforce reduction completed during the fourth quarter of 2012, partially offset by a decrease of $13.7 million in research and development expenses. For the year ended December 31, 2012, Targacept reported a net loss of $7.0 million, compared to a net loss of $8.5 million for 2011. The lower net loss for 2012 was primarily due to a decrease in research and development expenses of $46.1 million, partially offset by a decrease of $39.8 million in deferred revenue recognition and $3.7 million in charges related to two workforce reductions completed during 2012. Non-cash, stock-based compensation charges of $1.4 million and $2.0 million were recorded for the fourth quarter of 2012 and 2011, respectively, and non-cash, stock-based compensation charges of $7.8 million and $8.5 million were recorded for the year ended December 31, 2012 and 2011, respectively.

Net Operating Revenues

Net operating revenues totaled $590,000 for the fourth quarter of 2012, compared to $18.9 million for the fourth quarter of 2011. The decrease was due primarily to deferred revenue recognized during the fourth quarter of 2011 associated with Targacept’s now concluded collaboration with AstraZeneca in major depressive disorder (MDD) that did not recur during the fourth quarter of 2012. For the year ended December 31, 2012, net operating revenues totaled $57.9 million, compared to $97.6 million for 2011. The decrease was principally attributable to decreased recognition during the 2012 period of revenue associated with Targacept’s collaboration with AstraZeneca in MDD, which concluded in 2012, and recognition during 2011 of deferred revenue associated with Targacept’s alliance with GlaxoSmithKline, which concluded in 2011.

Research and Development Expenses

Research and development expenses totaled $12.3 million for the fourth quarter of 2012, compared to $26.1 million for the fourth quarter of 2011, and $49.1 million for the year ended December 31, 2012, compared to $95.2 million for 2011. The decrease for both 2012 periods was principally attributable to lower costs incurred for third-party research and development services in connection with clinical-stage product candidates and preclinical programs and lower research and development-related operating costs. For both 2012 periods: the lower costs for clinical-stage product candidates were principally due to the end of a Phase 3 development program for TC-5214 in MDD and to the first quarter 2012 completion of two exploratory clinical trials of TC-6987; the lower costs for preclinical product candidates were primarily due to a strategic decision to focus resources on clinical programs; and the lower research and development-related operating costs were primarily due to the two 2012 workforce reductions.

General and Administrative Expenses

General and administrative expenses totaled $3.1 million for the fourth quarter of 2012, compared to $3.0 million for the fourth quarter of 2011, and $13.2 million for the year ended December 31, 2012, compared to $12.2 million for 2011. The increase for the full year 2012 was primarily attributable to severance and stock-based compensation charges recorded in connection with the departure of Targacept’s former chief executive officer and two other executive officers during the first half of 2012, partially offset by decreased expenses as a result of the two 2012 workforce reductions.

Restructuring Charges

Restructuring charges for the fourth quarter and year ended December 31, 2012 were $1.4 million and $3.7 million, respectively, and reflected severance and other charges related to the workforce reductions completed in the second and fourth quarters of 2012.

Financial Guidance

Based on current operating plans, Targacept expects its operating revenues for the year ending December 31, 2013 to be approximately $2.4 million, its operating expenses for the year ending December 31, 2013 to be in the range of $48 million to $54 million and its cash, cash equivalents and investments balance at December 31, 2013 to be at least $135 million. In addition, Targacept continues to expect that its current cash resources will be sufficient to meet its operating requirements at least through the end of 2015. This financial guidance includes both cash and non-cash revenue and expense items.

Conference Call

As previously announced, Targacept will be hosting a conference call and webcast today, February 13, 2013, at 5:00 p.m. Eastern Time. The conference call may be accessed by dialing 800.322.2803 for domestic participants and 617.614.4925 for international callers (reference passcode 41520275). A replay of the conference call may be accessed from approximately 8:00 p.m. Eastern Time on February 13, 2013 through February 27, 2013 by dialing 888.286.8010 for domestic callers and 617.801.6888 for international callers (reference passcode 46454957).

A live audio webcast of the conference call will be accessible from the Investor Relations page of Targacept’s website, www.targacept.com. To ensure a timely connection to the webcast, it is recommended that users register at least 15 minutes prior to the scheduled start time. An archived version of the webcast will also be available on the Investor Calendar section of the Investor Relations page of Targacept’s website for at least two weeks following the call.

About Targacept

Targacept is developing a diverse pipeline of innovative NNR Therapeutics™ for difficult-to-treat diseases and disorders of the nervous system. NNR Therapeutics selectively modulate the activity of specific neuronal nicotinic receptors, unique proteins that regulate vital biological functions that are impaired in various disease states. Targacept’s clinical pipeline includes multiple Phase 2 product candidates, all representing first-in-class opportunities. Targacept leverages its scientific leadership and diverse pipeline to attract significant collaborations with global pharmaceutical companies. For more information, please visit www.targacept.com.

TARGACEPT

Building Health, Restoring Independence®

Forward-Looking Statements

This press release includes “forward-looking statements” made under the provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding without limitation: the timing for initiation of Targacept’s planned Phase 2b clinical trial of TC-5214; or Targacept’s plans, expectations or future operations, financial position, revenues, costs or expenses. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various important factors, including without limitation Targacept’s critical accounting policies and risks and uncertainties relating to: the conduct and results of clinical trials and non-clinical studies and assessments of TC-5619, TC-5214, AZD3480 and any other Targacept product candidate, including the performance of third parties engaged to execute such trials, studies and assessments, delays resulting from any changes to the applicable protocols and difficulties or delays in the completion of subject enrollment or data analysis; whether positive findings from Targacept’s completed clinical trial of TC-5619 in patients with schizophrenia will be replicated in Targacept’s ongoing clinical trial of TC-5619 or potential future clinical trials; whether the executive turnover and two workforce reductions experienced by Targacept in 2012 will have an adverse impact on the development of any Targacept product candidate or Targacept’s business generally; the control or significant influence that AstraZeneca has over the development of AZD3480 and AZD1446, including as to the timing, scope and design of any future clinical trials and as to the conduct at all of further development of AZD1446 or of AZD3480 beyond the ongoing trial in mild to moderate Alzheimer’s disease; Targacept’s ability to establish additional strategic alliances, collaborations or licensing or other comparable arrangements on favorable terms; Targacept’s ability to protect its intellectual property; and the timing and success of submission, acceptance and approval of regulatory filings. Risks and uncertainties that Targacept faces are described in greater detail under the heading “Risk Factors” in Targacept’s most recent Annual Report on Form 10-K and in other filings that it makes with the Securities and Exchange Commission. As a result of the risks and uncertainties, the results or events indicated by the forward-looking statements may not occur. Targacept cautions you not to place undue reliance on any forward-looking statement.

In addition, any forward-looking statement in this press release represents Targacept’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Targacept disclaims any obligation to update any forward-looking statement, except as required by applicable law.

NNR Therapeutics™ and Building Health, Restoring Independence® are trademarks or service marks of Targacept, Inc. Any other service marks, trademarks and trade names appearing in this press release are the properties of their respective owners.

Contacts
Alan Musso, SVP and CFO	Michelle Linn
Targacept, Inc.	Linnden Communications
Tel: 336.480.2186	Tel: 508.362.3087
Email: alan.musso@targacept.com	Email: linnmich@comcast.net

TARGACEPT, INC

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net operating revenues	$590	$18,945	$57,860	$97,637

Operating expenses:
Research and development	12,340	26,069	49,087	95,215
General and administrative	3,104	3,021	13,193	12,167
Restructuring charges	1,406	—	3,718	—

Total operating expenses	16,850	29,090	65,998	107,382

Operating loss	(16,260)	(10,145)	(8,138)	(9,745)
Other income, net	289	340	1,039	1,216

Loss before income taxes	(15,971)	(9,805)	(7,099)	(8,529)
Income tax benefit	101	—	101	—

Net loss	$(15,870)	$(9,805)	$(6,998)	$(8,529)

Basic and diluted net loss per share	$(0.47)	$(0.29)	$(0.21)	$(0.27)

Weighted average common shares outstanding - basic and diluted	33,609,867	33,382,640	33,476,316	31,637,283

TARGACEPT, INC

Unaudited Condensed Balance Sheets

(in thousands)

	December 31, 2012	December 31, 2011
Cash, cash equivalents and investments	$184,927	$249,270
Receivables and other current assets	2,782	3,213
Property and equipment, net	1,639	5,035
Other assets, net	231	608

Total assets	$189,579	$258,126

Current portion of deferred revenue	$2,357	$57,714
Other current liabilities	8,992	20,897
Deferred revenue, net of current portion	1,179	3,241
Long-term debt, net of current portion	1,136	1,986
Total stockholders’ equity	175,915	174,288

Total liabilities and stockholders’ equity	$189,579	$258,126